Exhibit 10.122

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. SUBJECT TO APPLICABLE LAW, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

SENETEK PLC

0% Secured Convertible Promissory Note

$3,000,000	, 2010
Napa, California

Senetek plc, a corporation organized under the laws of England (the “Company”), for value received, hereby promises to pay to DMRJ GROUP, LLC, with an address at 152 West 57th Street, New York, New York 10019 (“DMRJ” and, together with its successors or permitted assigns, the “Holder”), the principal amount of Three Million Dollars ($3,000,000), in lawful money of the United States.

This Note has been issued pursuant to that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between the Company and DMRJ. Capitalized terms used herein and not otherwise defined herein will have the respective meanings ascribed to such terms in the Purchase Agreement.

All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to the Holder for the use of the money advanced or to be advanced hereunder exceed the maximum rate permitted by law (the “Maximum Rate”). If, for any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the debt evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if for any circumstance whatsoever, the Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Company and the Holder with respect to the debt evidenced hereby.

This Note and certain of the Company’s obligations hereunder are collateralized by a security interest in certain of the Company’s assets pursuant to a Collateral Pledge and Security Agreement, dated as of even date herewith (the “Security Agreement”), by the Company, in favor of the Holder. If a Liability Default (as defined below) shall have occurred and the principal amount of this Note shall become due and payable, the Holder shall be entitled to exercise, in addition to any right, power or remedy permitted in law or equity, all such Holder’s remedies under the Security Agreement.

1. Ranking of Note.

(a) The Company, for itself, its successors and assigns, covenants and agrees, that the payment of the principal on this Note (by conversion into common stock or, following an Event of Default (as defined below), in cash) is senior in right of payment to the payment of all existing and future Junior Debt (as defined below). “Junior Debt” means all existing and future Indebtedness (as defined below) other than as otherwise agreed to by the Holder in writing. “Indebtedness” of a Person means the principal of, premium, if any, and interest on, and all other obligations in respect of (i) all indebtedness of such Person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities), (ii) all obligations incurred by such Person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such Person or another Person) of any business, real property or other assets, (iii) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) all capital lease obligations of such Person, (v) all net obligations of such Person under interest rate swap, currency exchange or similar agreements of such Person, (vi) all obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed-upon residual value of the leased property, including such Person’s obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed-upon residual value of the leased property to the lessor, (vii) guarantees by such Person of indebtedness described in clauses (i) though (vii) of another Person, and (viii) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation, guarantee or liability of the kind described in clauses (i) though (g). “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

(b) The Company covenants and agrees to cause any current holder of Junior Debt and to cause any future holder of Junior Debt permitted to be incurred pursuant to this Note to execute such subordination agreements, instruments or waivers as may be necessary to reflect the terms set forth herein.

(c) Until the payment or conversion in full of all amounts under this Note, no prepayment may be made with respect to the principal of or other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof, provided that the Company may make scheduled principal or interest payments so long as no Event of Default shall have occurred and be continuing.

(d) Upon any payment or distribution of the assets of the Company, to creditors upon dissolution, total or partial liquidation or reorganization of, or similar proceeding relating to the Company, the Holder of the Note will be entitled to receive payment in full before any holder of Junior Debt is entitled to receive any payment.

2. Payments. Unless it has been previously prepaid by the Company (such cash payment to be made solely at the Company’s discretion, if at all) or converted in full in accordance with the terms hereof, principal of this Note shall be due and payable following an Event of Default in accordance with Section 6 below. For the avoidance of doubt, this Note will be paid in cash only following an Event of Default in accordance with Section 6 below or if the Company determines, in its sole discretion, to prepay all or any portion of this Note. Such payment shall be made by wire transfer of immediately available funds to an account designated by the Holder or by check sent to the Holder’s address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

3. Conversion.

(a) In General. The outstanding principal balance of this Note (or, portion thereof) (collectively, the “Note Value”) is convertible into the Company’s ordinary shares, par value $0.65 (40 pence) per share (the “Ordinary Shares”), in accordance with Section 3(a)(i) or (a)(ii) below. The number of Ordinary Shares into which this Note (or portion thereof) shall be convertible shall be determined by dividing (i) the applicable Note Value, by (ii) $1.25 (subject to adjustment as provided herein, the “Conversion Price”).

(i) Optional Conversion. At any time, and from time to time, after the date hereof, at the Holder’s option, evidenced by delivery to the Company of written notice thereof (a “Conversion Notice”), the Note Value specified in the Conversion Notice shall convert into Ordinary Shares. Such conversion shall take place on the Business Day immediately following the Company’s receipt of the Holder’s Conversion Notice or on such other date and at such other time as may be mutually agreed to by the Company and the Holder (such date, the “Optional Conversion Date”).

(ii) Mandatory Conversion. The principal balance of this Note outstanding as of the fifth anniversary of the Effective Date or, if such date is not a Business Day, then on the Business Day immediately following the fifth anniversary of the Effective Date (such date, the “Mandatory Conversion Date” and, together with the Optional Conversion Date” the “Conversion Date”), if any, shall automatically convert into Ordinary Shares without any further action by the Holder.

(b) Mechanics of Conversion.

(i) Upon conversion of this Note pursuant to Section 3(a), the Holder shall be deemed to be the holder of record of the Ordinary Shares issuable upon such conversion (the “Conversion Shares”), notwithstanding that the transfer books of the Company shall then be closed or Conversion Shares shall not then have been actually delivered to the Holder via Section 3(b) below.

(ii) Subject to the Company’s obligation to comply with Section 3(f), as soon as practicable after any Conversion Date, and, in any event, within three Business Days after any Conversion Date (such date, the “Delivery Date”), the Company shall issue and deliver, or cause its transfer agent to issue and deliver, as applicable, the Conversion Shares as follows:

(A) to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”), or

(B) directly to the Holder (or its designee(s)), a certificate or certificates registered in the name of the Holder (or its designee(s));

provided, that the Company, by written notice given to the Holder no later than 5 p.m. Eastern Standard Time on the applicable Conversion Date may require the Holder, as a condition to the delivery of such certificate or certificates, to present this Note to the Company; provided, further, that if this Note is converted in part only, the Company shall, upon surrender of this Note as aforesaid, issue and deliver to the Holder as new note substantially in the form hereof, evidencing the balance of this Note not previously converted.

(iii) In the case of an optional conversion pursuant to Section 3(a)(i) above, the Conversion Shares are not delivered pursuant to Section 3(b)(ii) by the Delivery Date, then the Holder shall be entitled, at its election, exercisable by written notice to the Company delivered at any time prior to the Holder’s receipt of the Conversion Shares in DWAC or in certificated form, to rescind all or any portion of such conversion. In such event, the Company shall immediately reinstate the portion of the Note and equivalent number of shares of Common Stock for which Conversion Shares were not timely delivered and for which the Holder rescinded conversion.

(iv) The Company understands that a delay in the delivery of the Conversion Shares upon conversion beyond the Delivery Date could result in economic loss to the Holder. If the Company fails to deliver to the Holder the

Conversion Shares via DWAC or in certificated form by the Delivery Date, the Company shall pay to the Holder, with respect to each Business Day that elapses from and after the Delivery Date (not including the Delivery Date) through and including the date as of which the Conversion Shares are actually delivered to the Holder via DWAC or in certificated form or, if the Holder rescinds its election to convert, the date of such rescission, an amount in cash equal to 10% per annum of the greater of (A) 2% of the aggregate principal amount of the Notes requested to be converted, and (B) $2,000. Nothing herein will limit the Holder’s right to pursue actual damages for the Company’s failure to deliver the Conversion Shares within the time period specified in Section 3(b) above and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(v) In addition to the other rights available to the Holder, if the Company fails to deliver to the Holder the Conversion Shares via DWAC or in certificated form by the Delivery Date and, if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the sale by the Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion, then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that the Company was required to deliver to the Holder in connection with the conversion at issue, by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which Conversion Shares were not timely delivered or deliver to such Conversion Shares via DWAC or in certificated form as required under this Note. Nothing herein will limit the Holder’s right to pursue actual damages for the Company’s failure to deliver the Conversion Shares within the time period specified in Section 3(b) above and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(vi) The issuance of any Conversion Shares, and the delivery thereof pursuant to Section 3(b), shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(c) No Rights of Shareholder. The Holder shall not have, solely on account of such status as a holder of this Note, any rights of a shareholder of the Company, either at law or in equity, or any right to any notice of meetings of shareholders or of any other proceedings of the Company, except as provided in this Note.

(d) Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of providing for the conversion rights provided for under this Section 3, such number of Ordinary Shares as shall, from time to time, be sufficient for issuance upon conversion of this Note in full. The Company covenants that all Conversion Shares shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

(e) No Fractional Shares. If any fraction of a Conversion Share would, except for the provisions of this Section, be issuable upon conversion of this Note, the number of Conversion Shares to be issued will be rounded up to the nearest whole share.

(f) Limitations on Conversion. Notwithstanding anything to the contrary contained herein, at any time that any of the Company’s equity securities are registered under Section 12 of the Exchange Act, the number of Ordinary Shares that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of Ordinary Shares then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Ordinary Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the “5% Maximum Percentage”) of the total number of issued and outstanding Ordinary Shares (including for such purpose the Ordinary Shares issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall, instead of issuing Ordinary Shares in excess of the limitation referred to in this Section 3(h), suspend its obligation to issue shares in excess of the foregoing limitation until such time, if any, as such Ordinary Shares may be issued in compliance with such limitation; provided, that, by written notice to the Company, the Holder may waive the provisions of this Section 3(h) or increase or decrease the 5% Maximum Percentage to any other percentage specified in such notice; however,, provided, that any such waiver or increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. This Section 3(h) shall not restrict the number of Ordinary Shares which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction (as defined below).

4. Adjustments.

(a) Stock Splits and Combinations. In case the Company shall (i) pay a dividend in shares of Ordinary Shares to all holders of Ordinary Shares, (ii) make a distribution in shares of Ordinary Shares to all holders of Ordinary Shares, (iii) subdivide the outstanding shares of Ordinary Shares into a greater number of shares of Ordinary Shares, or (iv) combine the outstanding shares of Ordinary Shares into a smaller number of shares of Ordinary Shares, the Conversion Price in effect immediately prior to such action shall be multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately before such event, and the denominator of which shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 4(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) No Adjustments. No adjustment in the Conversion Price shall be required for a change in the par value or no par value of the Ordinary Shares. Further, no adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least $0.01; provided, however, that any adjustments which by reason of this Section 4(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-tenth of a share, as the case may be.

5. Events of Default.

(a) The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(i) the Company’s failure to convert any portion of the Note Value as provided in this Note (a “Conversion Default”);

(ii) a material default in the performance, or a material breach, of any covenant or agreement of the Company contained in this Note (other than a Conversion Default), the Purchase Agreement, the Security Agreement any other Transaction Document or in any other agreement or arrangement between the Company and the Holder, which default or breach occurs on or prior to the Effective Date, and continuance of such default or breach for a period of 10 days after receipt of written notice from the Holder of such default or breach or after the Company had or should have had knowledge of such breach;

(iii) any material breach of a representation, warranty or certification made by the Company in or pursuant to the Purchase Agreement or the Security Agreement involving an amount equal to or exceeding $200,000, including, without limitation, a liability of the Company equal to or exceeding $200,000, which is owned to a Person other than the Holder, which liability is not set forth on the Balance Sheet and which is required to be set forth thereon (a “Liability Default”);

(iv) the occurrence of any event such that any indebtedness of the Company equal to or exceeding $200,000 which is owed to a Person or entity other than the Holder could be accelerated and such acceleration has taken place;

(v) a final judgment or judgments for the payment of money in excess of $200,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals or other bodies having jurisdiction against the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company shall not, within such 60-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(vi) the entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the discontinuance of the business, dissolution, winding up, liquidation or cessation of the existence by or of the Company, or the taking of corporate action by the Company in furtherance of any such action;

provided, that, Section 5(a)(iii) above shall have no further force and effect from and after the 2nd year anniversary of the Effective Date.

(b) Nothing contained in Section 4(a) above shall in any way limit or be construed as limiting the right of the Holder to demand conversion on this Note into Common Stock pursuant to the terms of this Note.

(c) The Company covenants and agrees with the Holder that, so long as any amount remains unpaid on this Note, the Company shall deliver to the Holder, promptly after the Company shall obtain knowledge of the occurrence of any Event of Default or any event which with notice or lapse of time or both would become an Event of Default (an Event of Default or such other event being a “Default”), a notice specifying that such notice is a “Notice of Default” and describing such Default in reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action the Company has taken or proposes to take with respect thereto.

6. Remedies Upon Default. Upon the occurrence of an Event of Default referred to in Section 5(a)(vii), the principal amount then outstanding of this Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of an Event of Default referred to in Sections 5(a)(i) through (vi), the Holder, by notice in writing given to the Company, may declare the entire principal amount then outstanding of this Note to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentation, demand, protest or other formalities of any kind, all of which are expressly waived by the Company. The Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus reasonable expenses of collection, including, without limitation, reasonable attorneys’ fees and expenses actually incurred. For the avoidance of doubt, the foregoing is not intended as an exclusive remedy and the Holder may enforce any other rights under this Note, the Security Agreement or any other agreement or otherwise under applicable law.

7. Fundamental Transactions. If, at any time while this Note is outstanding, (a) the Company effects any merger or consolidation of the Company with or into another Person, (b) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, or (d) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon conversion of this Note, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Conversion Shares then issuable upon conversion in full of this Note (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company (as determined in good faith by the Company’s Board of Directors) shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note substantially in the form of this Note and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Conversion Price upon conversion thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7 and insuring that the Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

8. Notice of Certain Transactions. In the event that (a) the Company takes any action, or becomes aware of any event, which would require an adjustment in the Conversion Price; (b) the Company takes any action described in Section 7; or (c) there is a dissolution or liquidation of the Company, the Company shall mail to the Holder a written notice describing, in reasonable detail, such action or event, the effect thereof on the Note and the related rights of the Holder, and stating the proposed record, effective or expiration date, as the case may be, of any such action or event. The Company shall mail such notice at least ten days before such date; however, failure to mail (or cause to be mailed) such notice or any defect therein shall not affect the validity of any such transactions or event.

9. Miscellaneous.

(a) The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other, except that the Holder may assign all or any portion of its rights hereunder to an Affiliate of the Holder without such consent. Assignment of all or any portion of this Note in violation of this Section 9(a) shall be null and void. Nothing in this Note, expressed or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

(b) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) when received, if delivered by hand, (ii) one Business Day after being sent by nationally recognized overnight courier service, (iii) three Business Days after being sent by certified or registered mail, return receipt requested, or (iv) upon confirmed transmission when sent by facsimile or other electronic transmission if sent during normal business hours of the recipient and otherwise on the next Business Day (provided, that any facsimile or other electronic transmission is followed by delivery via another method permitted hereby), addressed:

If to the Company:	Senetek plc
301 Central Ave, #384
Hilton Head, South Carolina 29926
Attention: John Ryan
Tel: 842.290.8930
Fax: 843.842.7248
Email: jryan@senetek.net

With a copy to:	DLA Piper LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: William N. Haddad
Tel: 212.335.4998
Fax: 212.884.8498
Email: william.haddad@dlapiper.com

If to the Holder:	DMRJ Group, LLC
152 West 57th Street, 54th Floor
New York, New York 10019
Attention: David Levy
Tel: 212.582.2222
Fax: 212.582.2424
Email: dlevy@platinumlp.com

With a copy to:	Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Dan DeWolf, Esq.
Tel: 212.935.3000
Fax: 212.983.3115
Email: ddewolf@mintz.com

or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7(b). Any notice given by means other than as set forth above shall be deemed effective upon receipt.

(c) Upon receipt of evidence satisfactory to the Company, of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), including an affidavit of the Holder thereof that this Note has been lost, stolen, destroyed or mutilated, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(d) No course of dealing and no delay or omission on the part of the Holder or the Company in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s or the Company’s rights, powers or remedies, as the case may be. No right, power or remedy conferred by this Note upon the Holder or the Company shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently. Any waiver must be in writing.

(e) If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. This Note may be amended only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

(f) This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

(g) The Company irrevocably consents to the exclusive jurisdiction of any Federal or State court located in New York, New York in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.

SENETEK PLC

By:
John Ryan, Chief Executive Officer

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